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Exhibit 99(a)(3)

Letter of Transmittal
(Election to Participate)

PARTICIPATION INSTRUCTIONS:

1.
Complete this form, sign it, and return it to Mary E. West, Vice President—Human Resources, at Datalink either by hand delivery or by fax at (952) 279-4355. You also can mail it to Datalink Corporation, 8170 Upland Circle, Chanhassen, Minnesota 55317, attention: Mary E. West. In order to be effective, this form must be received by our Human Resources Department before 11:00 p.m., Central Time, on September 26, 2003.

2.
Ensure that you receive confirmation of receipt from the Human Resources Department promptly. Please note that employees who return forms immediately prior to September 26, 2003 may not receive confirmation by that date.

        I have received the Offer to Exchange Certain Outstanding Options of Datalink Corporation dated September 26, 2003, sent to certain employees holding options to purchase Common Stock of the Company granted under its 1999 Incentive Compensation Plan, as amended and restated in 2000. Capitalized terms used herein but not defined have the same definitions as in the Offer to Exchange.

        Pursuant to the terms of the Offer to Exchange, I elect to have one or more Eligible Options held by me, as specified below, cancelled in exchange for a right to receive Replacement Options, as that term is defined in the Offer to Exchange, in accordance with the terms of that offer. I hereby agree that, unless I revoke my election before 11:00 p.m., Central Time on September 26, 2003 (or a later expiration date if Datalink extends the offer), my election will be irrevocable. I understand that my election to cancel any Eligible Options will act to cancel all other Eligible Options that were granted to me on the same grant date(s).

        I understand that if Datalink accepts this Letter of Transmittal (Election to Participate), Datalink will cancel on September 26, 2003 (or a later date if Datalink extends the offer), all of the Eligible Options, in their entirety, that I surrender and all other Eligible Options that were granted on the same grant date(s). In return for the cancellation of these Eligible Options, I understand that Datalink will grant new options to me on the first business day that is six months and one day following the date that Datalink cancels my Eligible Options accepted for exchange, provided that I am still employed by Datalink on that date.

        Therefore, I HEREBY ELECT TO CANCEL, upon the terms and conditions stated in the Offer to Exchange, the following Eligible Option(s) and all other Eligible Options granted by Datalink to me on the same date(s) as these Eligible Options (whether or not listed below):

[PLEASE TYPE OR PRINT CLEARLY]

Option Grant Date	Exercise Price of Option	Number of Shares Currently Subject to Option

        I acknowledge that this election is entirely voluntary. I also acknowledge that I will be unable to revoke this Letter of Transmittal (Election to Participate) after 11:00 p.m., Central Time on September 26, 2003. I further acknowledge that I will have no right to exercise all or any part of the cancelled Eligible Options (whether or not listed above) after the date of this election (unless I revoke this election), and that such options will be cancelled as of September 26, 2003 (or a later expiration date if Datalink extends the Offer to Exchange).

        I UNDERSTAND THAT THE EXERCISE PRICE OF MY REPLACEMENT OPTIONS COULD BE HIGHER THAN THE EXERCISE PRICE OF MY CANCELLED OPTIONS RESULTING IN A LOSS OF SOME OR ALL OF THE BENEFITS OF EXCHANGING MY OPTIONS.

        I ALSO UNDERSTAND THAT MY EMPLOYMENT WITH DATALINK IS ON AN AT-WILL BASIS AND THAT NOTHING IN THE OFFER TO EXCHANGE OR OPTION EXCHANGE PROGRAM MODIFIES OR CHANGES THAT. THEREFORE, IF MY EMPLOYMENT WITH DATALINK IS TERMINATED BY ME OR DATALINK VOLUNTARILY, INVOLUNTARILY OR FOR ANY REASON OR NO REASON, BEFORE MY NEW OPTIONS ARE GRANTED, I WILL NOT HAVE A RIGHT TO ANY STOCK OPTIONS THAT WERE PREVIOUSLY CANCELED, AND I WILL NOT HAVE A RIGHT TO THE GRANT THAT I WOULD HAVE BEEN ELIGIBLE TO RECEIVE ON THE REPLACEMENT DATE.

        I FURTHER UNDERSTAND THAT IN THE EVENT OF A CORPORATE TRANSACTION (SUCH AS A MERGER OR REORGANIZATION) OF DATALINK OCCURRING BEFORE THE REPLACEMENT DATE, IT IS POSSIBLE THAT I WILL NOT RECEIVE REPLACEMENT OPTIONS, SECURITIES OF THE SURVIVING CORPORATION OR ANY OTHER CONSIDERATION IN EXCHANGE FOR MY CANCELED OPTIONS.

        In addition, I understand that I will not be eligible to receive any other stock options until at least six months and one day following the date that Datalink cancels my Eligible Options accepted for exchange.

        I recognize that, under certain circumstances stated in the Offer to Exchange, Datalink may terminate or amend the Option Exchange Program and postpone its acceptance and cancellations of any options elected for exchange. In such event, I understand that Datalink will return the options delivered with this Letter of Transmittal (Election to Participate), but not accepted for exchange.

        Finally, I agree that Datalink may confirm its receipt and acceptance of this Letter of Transmittal (Election to Participate) by sending notice to my regular Datalink e-mail address.

Optionee Signature
Print Name:

Date:

2

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  Exhibit 99(a)(3)
Letter of Transmittal (Election to Participate)